Exhibit 3.13

CERTIFICATE OF FORMATION

OF

GOODMAN MANUFACTURING I LLC

This Certificate of Formation of GOODMAN MANUFACTURING I LLC (the “Company”) is being executed and filed by the undersigned, as an authorized person of the Company, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

1. The name of the limited liability company formed hereby is GOODMAN MANUFACTURING I LLC.

2. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3. The name and address of the registered agent for service of process on the Company is, Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned, as an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of the 3rd day of December, 2004.

/s/ Jon Sommer
Jon Sommer
Authorized Person